EXHIBIT 99



NEWS RELEASE

DATE:     FEBRUARY 10, 2003
CONTACT:  JOE L. POWERS
          EXECUTIVE VICE PRESIDENT
          P.O. BOX 141000, NASHVILLE, TN  37214-1000
          WEBSITE:  www.thomasnelson.com
PHONE:    (615) 902-1300
FAX:      (615) 883-6353


          THOMAS NELSON INCRESES PROFIT BY 33% DESPITE A DECLINE IN
                     NET REVENUES FOR THE THIRD QUARTER

     Nashville, TN, February 10, 2003 - Thomas Nelson, Inc. (NYSE: TNM) today announced its results for the third quarter of fiscal 2003:

     For the three months ended December 31, 2002, the Company's net revenues were $53.8 million compared to $61.2 million last year, a decline of $7.4 million or 12%. Income from continuing operations was $2.5 million compared to $1.9 million in the previous year's quarter, an increase of $611,000 or 33%. Income per share from continuing operations was $0.17 versus $0.13, an increase of 31%.

     For the nine month period ended December 31, 2002, net revenues were $157.0 million compared to $165.3 million in the previous year, down $8.3 million or 5%. Income from continuing operations was $6.9 million compared to $5.7 million in the previous year's period, an increase of $1.2 million or 21%. Income per share from continuing operations was $0.48 versus $0.40, a 20% increase over last year's nine month period. Net income was $6.9 million compared to a net loss of $50.2 million during the same period last year. The loss recorded last year resulted from discontinued operations and the cumulative effect of a change in accounting principle related to the write-down of goodwill associated with those discontinued operations.

     Financial Condition at December 31, 2002 is stronger than a year ago, and stronger than at March 31, 2002. Debt has been reduced from $68 million as of December 31, 2001 to $40.3 million at December 31, 2002, a reduction of $27.7 million or 41%. $16.1 million of this amount has been paid down since March 31, 2002. Total assets employed have been reduced by $25.7 million from last year, primarily through reductions in inventories and the collection of accounts receivable and tax refunds. Shareholders' equity has increased by $7.8 million or 10%.

     "Once again, unfavorable business conditions challenged our coping skills, and I think we performed creditably in the third quarter," noted Sam Moore, Chairman and Chief Executive Officer. "Our net income showed a positive year-to-year comparison in the quarter, in part because in last year's period we booked a significant charge when we fully reserved our Kmart receivable of $4.4 million. $1.3 million of this charge was reversed in the fourth quarter of last fiscal year in conjunction with the sale of the receivable," Mr. Moore stated.

     Mr. Moore said, "We have experienced more and more of our sales coming from fewer of our authors. In a competitive environment where consumers are overwhelmed with choices, they tend to reach for the authors and brand names they know and trust. This is as true with books and Bibles as it is for other consumer products. Therefore, as we have recently announced, we have realigned the Company structure with our basic business strategy to develop more products with our established author brands and to begin to identify and build the emerging author brands of the future. As a result, we intend to publish fewer, but better performing titles. This strategy will enable us to better serve our authors and customers, streamline our operations and reduce our operating overhead. The steamlining has resulted in the net elimination of approximately 30 employee positions in the Company. I have every confidence that this strategy will result in the Company being stronger than ever, in terms of financial and competitive positions."

     This news release includes certain forward-looking statements. Actual results could differ materially from those reflected by the forward-looking statements and a number of factors may affect future results, liquidity and capital resources. These factors include, but are not limited to, softness in the general retail environment, the timing of products being introduced to the market, the level of product returns experienced, the level of margins achievable in the marketplace, the collectibility of accounts receivable, the recoupment of royalty advances, the effects of acquisitions or dispositions, the financial condition of our customers and suppliers, the realization of inventory values at carrying amounts, our access to capital and the realization of income tax and intangible assets. Future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its business strategy during the remaining portion of the 2003 fiscal year. The Company disclaims any intent or obligation to update forward-looking statements.

     Thomas Nelson, Inc. will host a conference call related to this earnings release at 1:30 CST on Tuesday, February 11, 2003. Individuals may listen to the call by dialing (719) 457-2727. The confirmation number for the call is 793319. The live broadcast of Thomas Nelson's quarterly conference call will be available online by going to www.thomasnelson.com and clicking on the link to News and at www.streetevents.com. The online replay will be available shortly after the call and continue through February 18, 2003.

     Thomas Nelson, Inc. is a leading publisher, producer and distributor of products emphasizing Christian, inspirational and family value themes and believes it is the largest publisher of Bibles and inspirational products in the English language. For more information, visit our website www.thomasnelson.com.

Thomas Nelson's Common stock and Class B Common stock are listed on the New York Stock Exchange (TNM-NYSE).



                       Thomas Nelson, Inc. & Subsidiaries
                     Consolidated Statements of Operations
               (000's omitted except per share data, unaudited)
                                    Three Months Ended       Nine Months Ended
                                        December 31,            December 31,
                                      2002        2001        2002        2001
                                   ----------  ----------   ---------  ---------
Net revenues                         $53,774     $61,167    $157,020   $165,291
Costs and expenses:
 Cost of goods sold                   32,646      36,297      95,240     99,225
 Selling, general & administrative    15,986      19,837      46,974     51,590
 Depreciation & amortization             444         823       1,567      2,093
                                   ----------  ----------   ---------  ---------
Total expenses                        49,076      56,957     143,781    152,908
                                   ----------  ----------   ---------  ---------
Operating income                       4,698       4,210      13,239     12,383
Other income                              27          50         102        125
Interest expense                         792       1,208       2,382      3,330
                                   ----------  ----------   ---------  ---------
Income from continuing operations
   before income taxes                 3,933       3,052      10,959      9,178
Provision for income taxes             1,436       1,114       4,000      3,350
Minority interest                         11          63          49        119
                                   ----------  ----------   ---------  ---------
Income from continuing operations      2,486       1,875       6,910      5,709

Discontinued operations:
 Operating loss, net of taxes            -           -           -         (766)
 Loss on disposal, net of taxes          -           -           -      (14,707)
                                   ----------  ----------   ---------  ---------
 Total loss from discontinued
  operations                             -           -           -      (15,473)
                                   ----------  ----------   ---------  ---------
Cumulative effect of change in
   accounting principle                  -           -           -      (40,433)
                                   ----------  ----------   ---------  ---------
Net income (loss)                    $ 2,486     $ 1,875    $  6,910   $(50,197)
                                   ==========  ==========   =========  =========
Weighted average number of shares
  Basic                               14,369      14,343      14,368     14,343
                                   ==========  ==========   =========  =========
  Diluted                             14,475      15,103      14,613     15,014
                                   ==========  ==========   =========  =========

Net income (loss) per share, Basic:
 Income from continuing operations   $  0.17     $  0.13    $   0.48   $   0.40
 Loss from discontinued operations       -           -           -        (1.08)
 Cumulative effect of change in
    accounting principle                 -           -           -        (2.82)
                                   ----------  ----------   ---------  ---------
Net income (loss) per share          $  0.17     $  0.13    $   0.48   $  (3.50)
                                   ==========  ==========   =========  =========

Net income (loss) per share,
   Diluted:
 Income from continuing operations   $  0.17     $  0.12    $   0.47   $   0.38
 Loss from discontinued operations       -           -           -        (1.03)
 Cumulative effect of change in
   accounting principle                  -           -           -        (2.69)
                                   ----------  ----------   ---------  ---------
Net income (loss) per share          $  0.17     $  0.12     $  0.47   $  (3.34)
                                   ==========  ==========   =========  =========

                       Thomas Nelson, Inc. & Subsidiaries
                           Consolidated Balance Sheets
                           (000's omitted, unaudited)

                                                     December 31,
                                                  2002          2001
                                               ----------  ----------
ASSETS
Current assets:
  Cash & cash equivalents                       $  1,959    $    659
  Accounts receivable, less allowances of
    $8,863 and $13,315, respectively              54,873      64,434
  Inventories                                     37,987      44,622
  Prepaid expenses                                13,423      16,402
  Assets held for sale                             2,500       2,500
  Refundable income taxes                           -          5,450
  Deferred income tax benefits                     7,966      12,876
                                               ----------  ----------
Total current assets                             118,708     146,943
  Property, plant & equipment, net                11,203      11,314
  Other assets                                     8,421       6,259
  Deferred charges                                 1,727       1,290
  Goodwill                                        29,304      29,304
                                               ----------  ----------
Total Assets                                    $169,363    $195,110

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $ 23,318    $ 21,328
  Accrued expenses                                 9,453      19,726
  Deferred revenue                                 6,805       5,638
  Income taxes currently payable                   3,330         528
  Current portion of long-term debt                3,322       4,163
                                               ----------  ----------
Total current liabilities                         46,228      51,383

  Long term debt                                  36,930      63,853
  Deferred tax liability and other liabilities     1,655       3,083
  Minority interest                                   49         119
  Shareholders' equity                            84,501      76,672
                                               ----------  ----------
Total Liabilities & Shareholders' Equity        $169,363    $195,110
                                               ==========  ==========
